Exhibit 10.1

EXECUTION VERSION

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (the “Agreement”), dated January 13, 2023 is entered into by SIGA Technologies, Inc., a Delaware corporation (the “Company”), and Phillip Louis Gomez, III (“Executive”).  Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Employment Agreement, dated October 13, 2016, by and between the Company and Executive (the “Employment Agreement”).

RECITALS

WHEREAS, Executive currently serves as the Chief Executive Officer of the Company pursuant to the Employment Agreement;

WHEREAS, Executive intends to retire as Chief Executive Officer of the Company in 2023 and resign from the Board of Directors of the Company (the “Board”) when he ceases to serve as Chief Executive Officer; and

WHEREAS, the Company and Executive (together, the “Parties”) each desire to enter into this Agreement to set forth the Parties’ agreement regarding such transition.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties agree as follows:

1.         Transition.  Executive shall continue to serve as Chief Executive Officer of the Company under the terms of the Employment Agreement until the Board appoints a successor to such role.  Upon a new Chief Executive Officer commencing services with the Company (the “Successor Commencement Date”), Executive shall immediately (i) be deemed to have tendered Executive’s resignation from the Board, (ii) cease serving as the Company’s Chief Executive Officer and (iii) be employed by the Company as a Senior Advisor to the Chief Executive Officer of the Company and the Board (“Senior Advisor”) on the same terms and conditions set forth in Section 3 hereof, reporting to the Chief Executive Officer of the Company. Executive’s employment with the Company as Senior Advisor shall end at the discretion of the Board but in no event shall continue for more than 30 days following the Successor Commencement Date (such date, the “Transition Date”).  Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit either Party from terminating the employment of Executive for any reason prior to the Transition Date.  For purposes of this Agreement, the “Departure Date” shall be the date Executive’s employment with the Company is terminated for whatever reason, whether on or before the Transition Date. For avoidance of doubt, if Executive’s employment with the Company is terminated prior to the Transition Date in a manner entitling Executive to severance payments and benefits under Section 5 of the Employment Agreement, then Executive shall be entitled to receive such payments and benefits in accordance with the terms of the Employment Agreement. Effective as of the Departure Date, Executive shall resign from all positions Executive holds as a director, officer or employee with respect to the Company and its subsidiaries and agrees to execute all further documents reasonably necessary or appropriate to further memorialize any or all such resignations.

2.          Consulting Period.

(a)        Solely to the extent that Executive remains employed by the Company through the Transition Date and subject to Executive executing and not revoking a standard release of claims in favor of the Company in the form customarily used by the Company, then, effective as of the day immediately following the Transition Date and through the 12-month anniversary of the Transition Date (such period, the “Consulting Period” and, such date, the “Consulting Period Termination Date”), Executive shall (either individually or through a limited liability company) be an independent contractor to the Company and serve as a Company Advisor, reporting to the Chief Executive Officer of the Company and, in such capacity, shall provide advisory services as reasonably requested by the Company’s Chief Executive Officer and/or Board from time to time (the “Consulting Services”).  During the Consulting Period, no director, executive officer, or employee of the Company shall have the authority to, nor shall it, supervise, direct or control the manner, means, details or methods utilized by Executive to perform the Consulting Services or the location where Executive performs the Consulting Services.  In exchange for the Retainer Fees (as defined below), Executive agrees to provide Consulting Services at mutually agreed upon times consistent with Executive’s other business commitments for up to 40 hours per month, which represents less than twenty percent (20%) of the average level of services rendered by Executive to the Company during the thirty-six (36) months immediately preceding the Transition Date. During the Consulting Period, the parties agree that nothing in this Agreement prevents Executive from performing services for other entities, provided that such services do not materially impair executive’s ability to perform the consulting services or conflict with Executive’s obligations under Section 6 of the Employment Agreement to the extent such obligations continue during the Consulting Period.

(b)       Notwithstanding anything to the contrary herein, the Consulting Period may be terminated prior to the Consulting Period Termination Date by either Party at any time; provided that, if prior to the first anniversary of the Transition Date, (i) the Company terminates the Consulting Services without “Cause” (as defined below) or (ii) the Consulting Services are terminated due to Executive’s death or because Executive is unable to perform the Consulting Services during the Consulting Period for a period of either (A) 120 consecutive days or (B) 6 months, in the aggregate, due to physical or mental incapacity or impairment, then the Company shall pay Executive all unpaid Retainer Fees for the remainder of the initial Consulting Period ending on the 12-month anniversary of the Transition Date payable on the date they would have been paid absent termination of service.  The Parties may renew this Agreement with respect to the Consulting Services and extend the Consulting Period for additional periods upon mutual agreement of the Parties.

(c)          For purposes of the Consulting Period, “Cause” shall mean (i) Executive’s failure or refusal to perform Executive’s consulting duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness or death); (ii) any act by or omission of Executive constituting gross negligence or willful misconduct in connection with the performance of Executive’s consulting duties that materially injures the reputation, business or business relationships of the Company or any of its affiliates; (iii) perpetration of an intentional and knowing fraud against or affecting the Company or any of its affiliates or any customer, client, agent, or employee thereof; (iv) the commission by or indictment of Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning a United States-based indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made); (v) the breach of a covenant set forth in Section 4, herein, or Section 6 of the Employment Agreement to the extent such obligations continue post-employment; or (vi) any other material breach of the Employment Agreement to the extent such obligations continue post-employment or this Agreement; provided that a termination of services for Cause by the Company based on any of the events described in clauses (vi) shall only be effective on 15 days advance written notification, providing Executive the opportunity to cure, if reasonably capable of cure within said 15-day period; provided, however, that no such notification is required if the Cause event is not reasonably capable of cure or the Board determines that its fiduciary obligation requires it to effect a termination of Executive for Cause immediately.

(d)          The Parties acknowledge and agree that, effective as of the Departure Date, Executive shall have experienced a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

3.          Compensation.

(a)          Prior to the Departure Date, Executive shall remain eligible to receive the compensation and benefits provided under, and in accordance with the terms of, the Employment Agreement, which shall include ordinary course increases in base salary consistent with other executive officers of the Company as may be approved by the Board for calendar year 2023.

(b)          The Company shall pay Executive an Annual Bonus (as defined in the Employment Agreement) for calendar year 2022, which shall be paid in normal course but no later than March 15, 2023.

(c)          With respect to the Executive’s Annual Bonus for calendar year 2023, if Executive remains employed by the Company through the Transition Date or is terminated by the Company without Cause or by the Executive for Good Reason prior to the Transition Date, the Company shall pay Executive an Annual Bonus, based upon actual performance, which shall be (i) prorated based on the number of days elapsing in 2023 prior to the Transition Date divided by 365 and (ii) paid no later than March 15, 2024.

(d)          As consideration for the Consulting Services to be provided under this Agreement, during the Consulting Period, the Company agrees to pay Executive (or to a designated limited liability company at Executive’s direction) a monthly retainer equal to 50% of Executive’s monthly base rate as of immediately prior to the Transition Date, which shall be pro-rated for any partial month the Executive provides the Consulting Services (the “Retainer Fees”). The Retainer Fees shall be payable in arrears within thirty (30) days following the end of the applicable month. The Company shall reimburse Executive for Executive’s reasonable out-of-pocket expenses (including any reasonable travel expenses to the extent Executive is required to travel for the Consulting Services) incurred in connection with the Consulting Services in accordance with the Company’s existing expense reimbursement procedures.

(e)          Except as set forth in Section 3(d), above, Executive acknowledges and agrees that Executive shall not be eligible to receive any short- or long-term cash, equity- or equity-based incentives for services performed during the Consulting Period.

4.          Continuing Obligations.  Executive and the Company hereby agree that Executive’s non-competition and non-solicitation covenants as set forth in Section 6(c) of the Employment Agreement (the “Continuing Obligations”) shall be in effect until the later of (A) the first anniversary of the Departure Date or (B) the termination of the Consulting Period.  Executive hereby reaffirms the Continuing Obligations and acknowledges and agrees that the Continuing Obligations remain in full force and are incorporated by reference as if set forth herein and executed on the date hereof.

5.          Miscellaneous.

(a)        Governing Law.  The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of New York, without application of any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

(b)          Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(c)          Successors and Assigns.  This Agreement shall inure to the benefit of and be enforceable by and binding upon, and may be assigned by the Company without Executive’s consent, to, any purchaser of all or substantially all of the Company’s business or assets, or to any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise).  Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

(d)          Notice.  For the purposes of this Agreement, notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or sent by e-mail, certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by one Party to another Party or, if none, in the case of the Company, to the Company’s headquarters directed to the attention of the Company’s General Counsel and, in the case of the Executive, to the most recent address shown in the personnel records of the Company.  All notices and communications shall be deemed to have been received on the date of delivery thereof.

(e)          Entire Agreement; Certain Acknowledgements.  This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between or among the Company and Executive with respect to the subject matter hereof; provided that, except as otherwise provided in this Agreement, the Employment Agreement shall continue in accordance with its terms and the terms of this Agreement following the Effective Date.  Executive acknowledges that (i) Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment, (ii) Executive has had the opportunity to consult with legal counsel of Executive’s choice in connection with the drafting, negotiation and execution of this Agreement, (iii) the changes in employment, position, titles and responsibilities set forth herein shall not constitute Good Reason or a “good reason” under any plan or agreement entered into by and between the Company and its affiliates and Executive which contain such term or substantially similar terms, and (iv) Executive is not entitled to severance payments or benefits pursuant to the Employment Agreement on the Transition Date.

(f)          Headings.  The headings and captions in this Agreement are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

(g)          Construction.  This Agreement shall be deemed drafted equally by both the Parties, and any presumption or principle that the language is to be construed against either Party shall not apply.

(h)          Counterparts.  This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

(i)          Withholding.

(i)
Prior to the Departure Date, the Company shall be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder.  The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.

(ii)
All Retainer Fees payable to Executive under this Agreement shall be made in full, and without any withholding, deduction, or offset of any taxes under any applicable jurisdiction. Executive hereby covenants and agrees that he shall be solely responsible for all taxes of any applicable jurisdiction with respect to all Retainer Fees paid by the Company under this Agreement and agrees to indemnify and hold the Company harmless with respect to such taxes and withholding.

(j)          Section 409A.  The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention.  If any payments or benefits due to the Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax.  For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or death, if earlier).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

SIGA TECHNOLOGIES, INC.

By:	/s/ Daniel J. Luckshire
Name:	Daniel J. Luckshire
Title:	Chief Financial Officer

EXECUTIVE

/s/ Phillip Louis Gomez, III
PHILLIP LOUIS GOMEZ, III

[Signature Page – Transition Agreement]